TRANSAMERICA OCCIDENTAL'S SEPARATE ACCOUNT FUND B

RESULTS OF SHAREHOLDER PROXY (unaudited)

Section 270.30d-1 under the Investment Company Act of
1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results.
Accordingly, the Board of Managers of the Fund solicited a vote by the shareholders for the following items.

Each vote reported represents one outstanding dollar held on the record date for the meeting.

At a special meeting of shareholders held on December 16, 2003, the results of Proposal 1 were as follows:

Proposal 1:	Approval of an Agreement and Plan of
Reorganization providing for the reorganization of Fund B as a unit investment trust that will invest in Transamerica Equity II, a series of AEGON/Transamerica Series Fund, Inc.

For			Against		Abstain
98.296%		.997%			.707%




























S:\fundcomp\KMullarkey\Proxies\Fund B Proxy Results\Fund B Annual Report 2003